Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein	Michelle M. Dawson
	Chairman and	Vice President of Investor Relations
	Chief Executive Officer	216-755-5455
216-755-5500
DEVELOPERS DIVERSIFIED REALTY REPORTS AN INCREASE OF 17.9%
IN DILUTED FFO PER SHARE FOR THE QUARTER ENDED JUNE 30, 2006
     CLEVELAND, OHIO, July 26, 2006 - Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant community centers, today reported operating results for the second quarter ended June 30, 2006.
•	Funds From Operations (“FFO”) per diluted share increased 17.9% to $0.99 and net income per diluted share increased 18.0% to $0.59 for the three months ended June 30, 2006 as compared to the prior year
•	Core portfolio leased percentage increased 40 basis points over the prior year to 96.0%
•	Executed leases during the second quarter totaled approximately 1.75 million square feet, including 116 new leases and 178 renewals
•	Base rents increased 21.0% on new leases, 10.8% on renewals and 12.9% on a blended basis
•	Same store net operating income (“NOI”) for the quarter increased 3.3% over the prior year
     Scott Wolstein, Developers Diversified’s Chairman and Chief Executive Officer stated, “I’m pleased to report this quarter’s results, which reflect approximately $33 million in merchant building gains from sales to Macquarie DDR Trust, as well as solid portfolio fundamentals. Based on meetings with retailers at the International Council of Shopping Centers convention in May, we expect demand for space to remain robust for the 2007 and 2008 seasons. From a balance sheet perspective, we were upgraded to Baa2 by Moody’s during the quarter, which supported the pricing and operating improvements we made to our unsecured credit facilities in June.”
Financial Results:
     FFO, a widely accepted measure of a Real Estate Investment Trust (“REIT”) performance, on a diluted and basic per share basis was $0.99 for the three months ended June 30, 2006, as compared to $0.84 for the same period in the previous year, an increase of 17.9%. FFO available to common shareholders was $109.8 million, as compared to $92.5 million for the three months ended June 30, 2006 and 2005, respectively, an increase of 18.7%. Net income available to common shareholders was $64.9 million or $0.59 per share (diluted and basic) for the three months ended June 30, 2006, as compared to $54.2 million, or $0.50 per share (diluted and basic) for the prior comparable period. The increase in net income and FFO for the three months ended June 30, 2006, is primarily related to an increase in gain on sale of real estate assets through the Company’s merchant building program as compared to 2005.

     FFO was $1.76 (diluted) and $1.77 (basic) for the six months ended June 30, 2006, as compared to $1.73 (diluted) and $1.74 (basic) for the same period in the previous year, an increase of 1.7% on a diluted basis. FFO available to common shareholders was $196.0 million, as compared to $191.6 million for the six months ended June 30, 2006 and 2005, respectively, an increase of 2.3%. Net income available to common shareholders was $100.9 million or $0.92 per share (diluted and basic) for the six months ended June 30, 2006, as compared to $145.9 million, or $1.34 per share (diluted) and $1.35 per share (basic) for the prior comparable period. The decrease in net income for the six months ended June 30, 2006 is primarily related to a decrease in gain on sale of real estate assets as compared to 2005.
     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
     Leasing activity continues to be strong throughout the portfolio. During the second quarter of 2006, the Company executed 116 new leases aggregating 967,351 square feet and 178 renewals aggregating 765,326 square feet. Rental rates on new leases increased by 21.0% and rental rates on renewals increased by 10.8%. On a blended basis, rental rates for new leases and renewals increased by 12.9%. At June 30, 2006, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $11.64, as compared to $11.27 at June 30, 2005.
     At June 30, 2006, the portfolio, including those properties owned through joint ventures, was 96.2% leased. Excluding the impact of the properties acquired from Mervyns, the core portfolio was 96.0% leased, as compared to 95.6% at June 30, 2005. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of June 30, 2006, the portfolio was 95.2% occupied. Excluding the impact of the properties acquired from Mervyns, the core portfolio was 95.0% occupied, as compared to 95.0% at June 30, 2005.
Strategic Real Estate Transactions:
MDT Joint Ventures:
     During the second quarter of 2006, the Company sold seven properties, aggregating 0.8 million owned square feet, to the MDT Preferred Joint Venture, a newly formed joint venture with Macquarie DDR Trust, for approximately $122.7 million and recognized gains totaling approximately $38.5 million of which $32.5 million represented merchant building gains from recently developed shopping centers.

     Under the terms of the new MDT Preferred Joint Venture, MDT receives a 9% return on its preferred equity investment of approximately $12.2 million and then receives a 10% return on its common equity investment of approximately $20.8 million before DDR receives a 10% return on its common equity investment. DDR is then entitled to a 20% promoted interest in any cash flow achieved above a 10% leveraged IRR on all common equity.
     The Company remains responsible for all day-to-day operations of the properties and receives ongoing fees for property management, leasing and construction management, in addition to a promoted interest, along with other periodic fees such as financing fees.
     In addition, in July 2006, the Company sold two additional expansion areas in McDonough, Georgia and Coons Rapids, Minnesota to the MDT Joint Venture for approximately $10.1 million. These expansion areas are adjacent to shopping centers currently owned by the MDT Joint Venture. The Company anticipates recording merchant building gains of approximately $3 million in the third quarter relating to these sales.
Coventry II Joint Venture:
     In May 2006, the Coventry II Joint Ventures acquired three assets located in Cincinnati, Ohio; Benton Harbor, Michigan and Dallas, Texas at an aggregate cost of approximately $225 million. The Company is responsible for all day-to-day operations of the properties and receives its share of ongoing fees for property management, certain leasing, construction management, and construction oversight, in addition to a promoted interest in the three properties acquired.
Service Merchandise Joint Venture:
     In June 2006, the Company exercised its purchase and sale rights under the Service Merchandise Joint Venture agreement, and agreed to purchase its partners’ approximate 75% interest in the remaining 52 assets owned by the Joint Venture. The Company expects to complete this acquisition in August 2006 at an expected gross purchase price of approximately $138 million relating to our partners’ approximately 75% interest, based on a total valuation of approximately $185 million for all remaining aspects. Following this acquisition, the Company expects to sell the assets to the Coventry II Joint Venture and anticipates recording a gain of approximately $5 million of which $3 million will be included in FFO.
Acquisitions:
     In April 2006, the Company acquired its partner’s 50% ownership interest in the Deer Valley Towne Center located in Phoenix, Arizona for approximately $15.6 million in addition to assuming the partner’s proportionate share of the $17.3 million of existing mortgage debt (or $8.65 million). The total shopping center was valued at approximately $48.2 million . Following the date of acquisition, this previously unconsolidated joint venture is consolidated into the Company’s consolidated financial statements.
Expansions:
     During the six month period ended June 30, 2006, the Company completed three expansions and redevelopment projects located in Ocala, Florida; Rome, New York and Mooresville, North Carolina at an aggregate cost of $15.9 million. The Company is currently expanding/redeveloping nine shopping centers located in Gadsden, Alabama; Lakeland, Florida; Stockbridge, Georgia; Ottumwa, Iowa; Gaylord, Michigan; Olean, New York; Bayamon, Puerto Rico; Ft. Union, Utah and Brookfield, Wisconsin at a projected aggregate cost of approximately $57.2 million. The Company anticipates commencing construction on five additional expansion and redevelopment projects at shopping centers located in Birmingham, Alabama; Crystal River, Florida; Hamilton, New Jersey; Amherst, New York and Stow, Ohio.

     Five of the Company’s joint ventures are currently expanding/redeveloping their shopping centers located in Phoenix, Arizona; Lancaster, California; Benton Harbor, Michigan; Kansas City, Missouri and Cincinnati, Ohio at a projected incremental cost of approximately $82.8 million. Two of the Company’s joint ventures anticipate commencing expansion/redevelopment projects at their shopping centers located in Deer Park, Illinois and Kirkland, Washington.
Development (Wholly-Owned and Consolidated Joint Ventures):
     As of June 30, 2006, the Company has substantially completed the construction of the Freehold, New Jersey shopping center, which has an aggregate cost of $25.4 million.
     The Company currently has nine shopping center projects under construction. These projects are located in Miami, Florida; Nampa, Idaho; McHenry, Illinois; Chesterfield, Michigan; Seabrook, New Hampshire; Horseheads, New York; Apex, North Carolina (Beaver Creek Crossings — Phase I, which is being developed through a joint venture with First Carolina Properties); Pittsburgh, Pennsylvania and San Antonio, Texas, (which is being developed through a joint venture with David Berndt Interests). These projects are scheduled for completion during 2006 through 2007 at a projected aggregate cost of approximately $517 million and will create an additional 4.7 million square feet of gross leasable retail space. At June 30, 2006, approximately $257.2 million of costs were incurred in relation to these development projects.
     The Company anticipates commencing construction in 2006 on two additional shopping centers located in Homestead, Florida and McKinney, Texas. These projects have an estimated aggregate cost of $59.3 million and will create an additional 0.5 million square feet of gross leasable retail space.
Development (Joint Ventures):
     Four of the Company’s joint ventures currently have shopping center projects under construction. These projects have an aggregate projected cost of approximately $210.5 million. These projects are located in Merriam, Kansas; Apex, North Carolina (Beaver Creek Crossings — South, adjacent to a wholly-owned development project); Allen, Texas and San Antonio, Texas. The projects located in Merriam, Kansas; Allen, Texas and San Antonio, Texas are being developed through the Coventry II program. The majority of the project located in San Antonio, Texas was substantially completed during 2005. The remaining three projects are scheduled for completion during 2007 and 2008. At June 30, 2006, approximately $72.4 million of costs were incurred in relation to these development projects.
Financing:
     In June 2006, the Company amended and restated its senior unsecured credit facility to expand the facility from $1.0 billion to $1.2 billion and add an accordion feature to increase the facility, at the Company’s option, up to $1.4 billion. The Company reduced interest rate pricing to LIBOR plus 60 basis points, based on the Company’s current corporate credit ratings (Baa2 stable from Moody’s and BBB stable from Standard and Poors) and extended the maturity to June 2010.
     The Company also amended its $60 million unsecured credit facility with National City Bank to reflect consistent terms, pricing and maturity as in the $1.2 billion senior unsecured credit facility, described above. In addition, its $400 million secured term loan was amended to add an accordion feature to increase the loan, at the Company’s option, up to $500 million and make similar covenant modifications.
     Developers Diversified Realty currently owns and manages approximately 500 retail operating and development properties in 44 states, plus Puerto Rico, comprising approximately 114 million square feet of real estate. Developers Diversified Realty is a self-administered and self-managed real estate investment trust

(REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http://www.ddr.com.
     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2005.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three Month Period		Six Month Period
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Revenues:
Minimum rents (A)	$141,898	$124,815	$281,890	$247,920
Percentage and overage rents (A)	1,833	1,541	4,074	3,547
Recoveries from tenants	44,034	38,415	86,093	75,470
Ancillary income	3,197	2,015	6,192	3,792
Other property related income	1,621	1,604	3,918	2,660
Management and other fee income	5,989	4,983	11,682	9,275
Development fees	607	681	1,273	1,168
Other (B)	943	2,221	7,525	4,355

	200,122	176,275	402,647	348,187

Expenses:
Operating and maintenance	28,582	23,750	54,496	47,258
Real estate taxes	23,003	20,028	46,128	40,616
General and administrative (C)	15,422	12,712	30,832	26,042
Depreciation and amortization	47,969	37,723	94,911	77,174

	114,976	94,213	226,367	191,090

Other income (expense):
Interest income	2,863	2,425	5,984	3,433
Interest expense	(55,829)	(43,926)	(109,829)	(84,576)
Other income (expense) (D)	1,167	(1,252)	667	(1,865)

	(51,799)	(42,753)	(103,178)	(83,008)

Income before equity in net income of joint ventures, minority equity interests, income tax of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on sales of real estate	33,347	39,309	73,102	74,089
Equity in net income of joint ventures (E)	4,619	8,055	10,088	14,566
Minority equity interests (F)	(1,947)	(1,178)	(4,221)	(2,599)
Income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes (G)	2,779	(398)	2,331	(565)

Income from continuing operations	38,798	45,788	81,300	85,491
Income from discontinued operations (H)	—	3,292	—	4,478

Income before gain on sales of real estate	38,798	49,080	81,300	89,969
Gain on sales of real estate, net of tax	39,937	18,874	47,162	83,534

Net income	$78,735	$67,954	$128,462	$173,503

Net income, applicable to common shareholders	$64,943	$54,162	$100,878	$145,920

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$64,943	$54,162	$100,878	$145,920
Depreciation and amortization of real estate investments	45,804	39,492	90,836	80,335
Equity in net income of joint ventures (E)	(4,619)	(8,055)	(10,088)	(14,566)
Joint ventures’ FFO (E)	9,342	10,764	19,281	22,080
Minority equity interests (OP Units) (F)	534	729	1,068	1,458
Gain on sales of depreciable real estate, net	(6,220)	(4,557)	(5,999)	(43,620)

FFO available to common shareholders	109,784	92,535	195,976	191,607
Preferred dividends	13,792	13,792	27,584	27,583

FFO	$123,576	$106,327	$223,560	$219,190

Per share data:
Earnings per common share
Basic	$0.59	$0.50	$0.92	$1.35

Diluted	$0.59	$0.50	$0.92	$1.34

Dividends Declared	$0.59	$0.54	$1.18	$1.08

Funds From Operations — Basic (I)	$0.99	$0.84	$1.77	$1.74

Funds From Operations — Diluted (I)	$0.99	$0.84	$1.76	$1.73

Basic — average shares outstanding (thousands) (I)	109,393	108,276	109,127	108,142

Diluted — average shares outstanding (thousands) (I)	110,866	109,022	109,735	110,354

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(A)	Increases in base and percentage rental revenues for the six month period ended June 30, 2006 as compared to 2005, aggregated $32.5 million consisting of $5.9 million related to leasing of core portfolio properties, including the Puerto Rican assets for five months (an increase of 2.5% from 2005), $28.3 million from the acquisition of assets, $2.5 million related to developments and redevelopments and $2.1 million due to the consolidation of a joint venture asset. These amounts were offset by a decrease of $1.5 million primarily related to one business center under redevelopment and $4.8 million due to the sale of properties in 2005 and 2006 to joint ventures. Included in the rental revenues for the six month periods ended June 30, 2006 and 2005 is approximately $7.8 million and $5.8 million, respectively, of revenue resulting from the recognition of straight line rents.
(B)	Other income for the three and six month periods ended June 30, 2006 and 2005 was comprised of the following (in millions):

	Three Month Period		Six Month Period
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Lease termination fees	$0.3	$1.0	$6.8	$1.5
Financings fees	0.4	0.9	0.4	2.3
Other miscellaneous	0.2	0.3	0.3	0.6

	$0.9	$2.2	$7.5	$4.4

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the six month periods ended June 30, 2006 and 2005, general and administrative expenses were approximately 5.0% and 4.6%, respectively, of total revenues, including joint venture revenues, for each period.
(D)	Other income/expense is comprised of litigation settlements or costs and abandoned acquisition and development project costs.
(E)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three Month Period		Six Month Period
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Revenues from operations (a)	$104,734	$106,496	$207,018	$206,650

Operating expense	34,472	37,283	67,473	71,966
Depreciation and amortization of real estate investments	20,476	22,059	40,324	40,670
Interest expense	30,626	31,336	59,405	56,125

	85,574	90,678	167,202	168,761

Income from operations before gain on sales of real estate and discontinued operations	19,160	15,818	39,816	37,889
Gain on sales of real estate	—	456	43	759
(Loss) income from discontinued operations, net of tax	(173)	(734)	113	(424)
(Loss) gain on sales of discontinued operations, net of tax	(1,762)	7,721	(1,550)	8,722

Net income	$17,225	$23,261	$38,422	$46,946

DDR Ownership interests (b)	$4,462	$7,502	$9,777	$13,997

Funds From Operations from joint ventures are summarized as follows:
Net income	$17,225	$23,261	$38,422	$46,946
Loss (gain) on sales of real estate, including discontinued operations	11	(7,443)	(19)	(7,773)
Depreciation and amortization of real estate investments	20,586	23,042	40,612	42,925

	$37,822	$38,860	$79,015	$82,098

DDRC Ownership interests (b)	$9,342	$10,764	$19,281	$22,080

DDRC Partnership distributions received (c)	$11,656	$12,330	$19,680	$23,470

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(a)	Revenues for the three month periods ended June 30, 2006 and 2005 included approximately $1.1 million and $2.1 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.2 million and $0.3 million, respectively. Revenues for the six month periods ended June 30, 2006 and 2005 included approximately $2.5 million and $3.6 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.5 million and $0.6 million, respectively.

(b)	The Company’s share of joint venture net income has been increased by $0.1 million and $0.5 million for the three month periods ended June 30, 2006 and 2005, respectively, and $0.2 million and $0.6 million for the six month periods ended June 30, 2006 and 2005, respectively, to reflect adjustments for basis differences impacting amortization and depreciation and gain on sales.

At June 30, 2006 and 2005, the Company owned joint venture interests, excluding consolidated joint ventures, relating to 111 and 113 shopping center properties, respectively. In addition, at June 30, 2006 and 2005, respectively, the Company, through a joint venture, owned an interest of approximately 25% in 52 and 59 shopping center sites formerly owned by Service Merchandise, respectively.

(c)	Distributions include funds received from asset sales and refinancings in addition to ongoing operating distributions.
(F)	Minority equity interests are comprised of the following (in thousands):

	Three Month Period		Six Month Period
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Minority interests	$1,413	$449	$3,153	$1,141
Operating partnership units	534	729	1,068	1,458

	$1,947	$1,178	$4,221	$2,599

(G)	Interest costs within taxable REIT subsidiaries are subject to certain limitations based upon taxable income as required under Internal Revenue Code Section 163(j). The 2006 income tax benefit is primarily attributable to the Company’s ability to deduct interest costs due to the increased gain on sales.
(H)	The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

	Three Month	Six Month
	Period Ended	Period Ended
	June 30, 2005	June 30, 2005
Revenues	$7,135	$14,271

Expenses:
Operating	2,854	5,558
Interest, net	1,949	3,263
Depreciation	1,964	3,910
Minority interests	75	61

Total expenses	6,842	12,792

Income before gain on sales of real estate	293	1,479
Gain on sales of real estate	2,999	2,999

Net income	$3,292	$4,478

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of approximately 0.9 million and 1.3 million of Operating Partnership Units (OP Units) outstanding at June 30, 2006 and 2005, respectively, into 0.9 million and 1.3 million common shares of the Company for the three month periods ended June 30, 2006 and 2005, respectively, and 1.2 million and 1.3 million for the six month periods ended June 30, 2006 and 2005, respectively, on a weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO, were approximately 111.1 million and 110.7 million for the three month periods ended June 30, 2006 and 2005, respectively, and 111.2 million and 110.6 million for the six month periods ended June 30, 2006 and 2005, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	June 30, 2006 (A)	December 31, 2005 (A)
Assets:
Real estate and rental property:
Land	$1,776,488	$1,721,321
Buildings	4,979,519	4,806,373
Fixtures and tenant improvements	181,900	152,958
Construction in progress	385,795	348,685

	7,323,702	7,029,337
Less accumulated depreciation	(783,871)	(692,823)

Real estate, net	6,539,831	6,336,514

Cash	43,119	30,655
Advances to and investments in joint ventures (B)	240,704	275,136
Notes receivable	24,005	24,996
Receivables, including straight line rent, net	108,358	112,464
Assets held for sale	5,167	—
Other assets, net	97,867	83,212

	$7,059,051	$6,862,977

Liabilities:
Indebtedness:
Revolving credit facilities	$160,000	$150,000
Variable rate unsecured term debt	200,000	200,000
Unsecured debt	1,966,894	1,966,268
Mortgage and other secured debt	1,749,313	1,574,733

	4,076,207	3,891,001
Dividends payable	71,690	65,799
Other liabilities	205,177	204,447

	4,353,074	4,161,247
Minority interests	123,270	131,449
Shareholders’ equity	2,582,707	2,570,281

	$7,059,051	$6,862,977

(A)	Amounts include the consolidation of the Mervyns, 50% owned joint venture, formed in September 2005, which includes $405.8 million and $394.7 million of real estate assets at June 30, 2006 and December 31, 2005, respectively, $258.5 million of mortgage debt at June 30, 2006 and December 31, 2005, and $78.8 million and $75.1 million of minority interests at June 30, 2006 and December 31, 2005, respectively.
(B)	Includes $90.5 million and $91.6 million of advances to the Service Merchandise Joint Venture at June 30, 2006 and December 31, 2005, respectively, funded in the second quarter of 2005.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	June 30, 2006	December 31, 2005
Land	$967,927	$894,477
Buildings	2,580,224	2,480,025
Fixtures and tenant improvements	67,438	58,060
Construction in progress	45,014	37,550

	3,660,603	3,470,112
Accumulated depreciation	(210,339)	(195,708)

Real estate, net	3,450,264	3,274,404
Receivables, including straight line rent, net	75,248	76,744
Leasehold interests	22,326	23,297
Other assets	127,059	109,490

	$3,674,897	$3,483,935

Mortgage debt (a)	$2,307,096	$2,173,401
Notes and accrued interest payable to DDR	111,981	108,020
Other liabilities	164,045	78,406

	2,583,122	2,359,827
Accumulated equity	1,091,775	1,124,108

	$3,674,897	$3,483,935

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $497.0 million and $510.5 million at June 30, 2006 and December 31, 2005, respectively.